NEITHER THIS NOTE NOR THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR STATE LAW OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

US$[________]	May 30, 2008

GENESIS PHARMACEUTICALS ENTERPRISES, INC.

6% CONVERTIBLE NOTES DUE MAY , 2011

FOR VALUE RECEIVED, Genesis Pharmaceuticals Enterprises, Inc., a Florida corporation (the “Company”), hereby promises to pay to the order of Pope Investments, LLC, a Delaware limited liability company, or registered assigns (the “Holder”), the principal amount of _______ United States dollars (US$_________) on May 30, 2011 (“Maturity Date”). Interest on the outstanding principal balance shall be paid at the rate of six percent (6%) per annum, in semi-annual installments payable on November 30th and May 30th of each year, to the holder of record of this Note on the 15th day of such month, with the first interest payment being due on November 30, 2008. Interest shall be computed on the basis of a 360-day year, using the number of days actually elapsed. This Note is issued pursuant to a Securities Purchase Agreement (the “Agreement”) dated May 30, 2008, by and among the Company, Karmoya International Ltd., a British Virgin Islands company, Genesis Jiangbo (Laiyang) Biotech Technologies Co., Ltd., a wholly owned foreign enterprise in the People’s Republic of China, Mr. Wubo Cao and the Investors named therein pursuant to which the Company issued Notes in the aggregate principal amount of US$30,000,000. The Notes issued pursuant to the Agreement which are outstanding at any time are collectively referred to as the “Notes.” All terms defined in the Agreement and used in the Notes, unless otherwise defined in the Notes, shall have the same meaning in the Notes as in the Agreement.

Article 1.
Covenants of the Company

(a) Payment of Principal and Interest. The Company shall pay principal and interest in the amounts and at the times set forth in this Note.

(b) Fundamental Transaction. The Company shall not enter into any agreement with respect to Fundamental Transaction, as hereinafter defined, without the prior approval of the holders of a majority of the principal amount of the Notes.

Article 2.
Events of Default; Acceleration

(a) Events of Default Defined. “Event of Deault”, whenever used herein, means any one or more the following events shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or be affected or come about by operation of law pursuant to or in compliance with any judgment, decree, or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing:

(i) if failure shall be made in the payment of the principal when and as the same shall become due; or

(ii) if failure shall be made in the payment of interest on the Note when and as the same shall become due and such failure shall continue for a period of five (5) business days after such payment is due; or

(iii) An event of default shall occur at any time under the terms of any other agreements involving borrowed money in excess of One Million Dollars (US$1,000,000) under which the Company or any Subsidiary may be obligated as a borrower or guarantor and such event of default permits the acceleration of such borrowed money; or

(iv) if any court or agency of the government of the Peoples’ Republic of China shall make a final determination that the PRC Agreements (as defined in the November Securities Purchase Agreement) are not valid and enforceable agreement and such determination results if the Company not being able to realize in any material respect the benefits intended to be derived from the PRC Agreements and the Company is not able to restructure the PRC Agreements or enter into new agreement that provide the Company with substantially the benefits contemplated by the PRC Agreements; or

(v) if the Company shall violate or breach any of the representations, warranties and covenants contained in the Notes or the Agreement and such violation or breach shall continue for thirty (30) days after written notice of such breach, setting forth in reasonable detail the nature of the breach, shall have been received by the Company from the Holder; or

(vi) if the Company or any Significant Subsidiary (which term shall mean any subsidiary of the Company which would be considered a significant subsidiary, as defined in Rule 1-02 of Regulation S-X of the SEC and shall include each of the Related Companies) shall consent to the appointment of a receiver, trustee or liquidator of itself or of a substantial part of its property, or shall admit in writing its inability to pay its debts generally as they become due, or shall make a general assignment for the benefit of creditors, or shall file a voluntary petition in bankruptcy, or an answer seeking reorganization in a proceeding under any bankruptcy law (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against the Company or any Significant Subsidiary, in any such proceeding, or shall by voluntary petition, answer or consent, seek relief under the provisions of any other now existing or future bankruptcy or other similar law providing for the reorganization or winding up of corporations, or an arrangement, composition, extension or adjustment with its or their creditors, or shall, in a petition in bankruptcy filed against it or them be adjudicated a bankrupt, or the Company or any Significant Subsidiary or their directors or a majority of its stockholders shall vote to dissolve or liquidate the Company or any Significant Subsidiary other than a liquidation involving a transfer of assets from a Subsidiary to the Company or another Subsidiary; or

(vii) if an involuntary petition shall be filed against the Company or any Significant Subsidiary seeking relief against the Company or any Significant Subsidiary under any now existing or future bankruptcy, insolvency or other similar law providing for the reorganization or winding up of corporations, or an arrangement, composition, extension or adjustment with its or their creditors, and such petition shall not be vacated or set aside within ninety (90) days from the filing thereof; or

(viii) if a court of competent jurisdiction shall enter an order, judgment or decree appointing, without consent of the Company or any Significant Subsidiary, a receiver, trustee or liquidator of the Company or any Significant Subsidiary, or of all or any substantial part of the property of the Company or any Significant Subsidiary, or approving a petition filed against the Company or any Significant Subsidiary seeking a reorganization or arrangement of the Company or any Significant Subsidiary under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State thereof, or any substantial part of the property of the Company or any Significant Subsidiary shall be sequestered; and such order, judgment or decree shall not be vacated or set aside within ninety (90) days from the date of the entry thereof; or

(ix) if, under the provisions of any law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the Company or any Significant Subsidiary or of all or any substantial part of the property of the Company or any Significant Subsidiary and such custody or control shall not be terminated within ninety (90) days from the date of assumption of such custody or control;

(x) if, as of August 31, 2008, the Company shall not have increased the number of authorized shares of the Common Stock to 900,000,000 shares; or

(xi) if the Company breaches its obligations under Section 4.20(d) of the Purchase Agreement.

(b) Rights of Holder upon Default. Upon the occurrence of an Event of Default, the entire unpaid principal amount of this Note, together with interest thereon shall, on written notice to the Company given by the Holders of a majority of the principal amount of the Notes then outstanding, become and be due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence and during the continuance of an Event of Default, the interest rate on the Note shall be sixteen percent (16%) per annum, payable on a semi-annual basis, accreted from the par value of the Note. In addition to the foregoing remedy, upon the occurrence or existence of any Event of Default, the Holders of a majority of the principal amount of the Notes then outstanding may exercise any other right power or remedy permitted to them by law, either by suit in equity or by action at law, or both. Such acceleration may be rescinded and annulled by Holders of a majority of the principal amount of the Notes then outstanding at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 2(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

(c) Limited Guaranty. Genesis Jiangbo (Laiyang) Biotech Technologies Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China and Karmoya International Ltd., a British Virgin Islands company (collectively, the “Guarantors”), by execution of this Note, do hereby jointly and severally acknowledge that they and each of them will be a direct beneficiary of the financing provided by these Notes and, as an inducement to Holder to purchase the Notes, they do hereby jointly and severally guarantee the payment of the Company’s obligations under this Note to Holder promptly upon demand therefore by the Holders of a majority of the Notes then outstanding, but if only if this Note shall become due and payable following an Event of Default pursuant to Section 2(a)(iii) of this Note. This guaranty is a continuing guarantee and shall remain in full force and effect until the Company’s obligations under this Note shall have been fully and irrevocably paid, discharged or satisfied in full regardless of any intermediate payment or discharge in part. The obligations of the Guarantors under this guarantee will not be affected by any act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this guarantee or prejudice or diminish those obligations in whole or in part. All payments by the Guarantors under this guarantee shall be made to the Holder of this Note to its account at such office or bank whose main office is located in the United States of America as the Holder may notify to the Guarantors for this purpose, and Guarantors covenant to take such action and seek such consents as are necessary to make such payments in US Dollars to the Holder as contemplated hereby. All payments made by the Guarantors under this guarantee shall be made without set-off or counterclaim.

(d) Rights of Note Holder. Nothing in this Note shall be construed to modify, amend or limit in any way the right of the Holder of this Note to bring an action against the Company.

Article 3.
Conversion

(a) Conversions at Option of Holder. This Note shall be initially convertible, in whole at any time or in part from time to time into such number of shares of Common Stock as is determined by dividing the amount of principal being converted by the Conversion Price. The Conversion Price shall be twenty cents (US$.20), subject to adjustment as provided in this Article 3.

(b) Automatic Conversion. Upon and subject to the satisfaction of each of the conditions set forth in the next sentence of this Article 3(b), all or any part of the outstanding principal of this Note may be converted at the option of the Company at any time into shares of Common Stock. This Note may be convertible at the option of the Company if all of the following four conditions are met: (i) a Registration Statement or Registration Statements with respect to all Conversion Shares and Warrant Shares (each as defined in the Registration Rights Agreement) shall have been declared effective (ii) the VWAP of the Common Stock on its principal trading market has been equal to or greater than 250% of the Conversion Price (as adjusted pursuant to the terms of this Note) for 20 consecutive trading days, (iii) the average dollar trading volume of the Common Stock on its principal trading market for the same 20 consecutive trading days referred to in subsection (ii) above exceeds US$500,000 and (iv) the Company achieves 2008 Guaranteed EBT and 2009 Guaranteed EBT. Prior to the issuance of any Conversion Shares to the Holder pursuant to an automatic conversion under this Section 3(b), the Company shall notify the Holder in writing of the number of shares of Conversion Shares issuable to the Holder pursuant to such automatic conversion and the effective date of such automatic conversion. The Conversion Price shall be twenty cents (US$.20), subject to adjustment as provided in this Article 3.

(c) Mechanics of Conversion.

(i) The Holder of this Note shall effect conversions at the option of the Holder by providing the Company with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”) executed by the Holder, together with the delivery by the Holder to the Company of this Note, with this Note being duly endorsed in full for transfer to the Company or with an applicable stock power duly executed by the Holder in the manner and form as deemed reasonable by the transfer agent of the Common Stock. Each Notice of Conversion shall specify the principal amount of this Note to be converted, the principal amount of this Note outstanding prior to the conversion at issue, the principal amount of this Note owned subsequent to the conversion at issue, and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion to the Company by overnight delivery service or by telecopier or PDF (the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the Trading Day immediately preceding the date that such Notice of Conversion and applicable stock certificates are received by the Company. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. The principal amount of this Note being converted in accordance with the terms of this Section 3(c)(i) shall be canceled and may not be reissued.

(ii) Except as otherwise set forth herein, not later than three Trading Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver to the Holder a certificate or certificates which, after the Effective Date, shall be free of restrictive legends and trading restrictions (other than those required by the Agreement and the Securities Act) representing the number of shares of Common Stock being acquired upon the conversion of this Note. After the effective date of the Registration Statement, the Company shall, upon request of the Holder, deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Company or another established clearing Company performing similar functions if the Company’s transfer agent has the ability to deliver shares of Common Stock in such manner. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the this Note to the Holder.

(iii) The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares. In the event a Holder shall elect to convert any or all of this Note, the Company may not refuse conversion based on any claim that such Holder or any one associated or affiliated with the Holder of has been engaged in any violation of law, agreement or for any other reason unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of this Note shall have been sought and obtained and the Company posts a surety bond for the benefit of the Holder in the amount of 150% of the Conversion Value of the principal amount of the Note outstanding (i.e., the value of the shares of Common Stock issued upon conversion of such principal amount of this Note) which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of an injunction precluding the same, the Company shall issue Conversion Shares upon a properly noticed conversion.

(iv) If the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 3(c)(ii) by a Share Delivery Date, and if after such Share Delivery Date the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (I) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (II) the price at which the sell order giving rise to such purchase obligation was executed. For example, if the Holder purchases Common Stock having a total purchase price of US$11,000 to cover a Buy-In with respect to an attempted conversion of a portion of this Note with respect to which the aggregate sale price giving rise to such purchase obligation is US$10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder US$1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of this Note as required pursuant to the terms hereof.

(d) Reservation of Share of Common Stock. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of this Note, as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Agreement) be issuable upon the conversion of this Note. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, non-assessable.

(e) Fractional Shares. Upon a conversion hereunder, the Company shall not be required to issue stock certificates representing fractions of shares of the Common Stock. All fractional shares shall be carried forward and any fractional shares which remain after the Holder converts the full principal amount of this Note shall be dropped and eliminated.

(f) Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of this Note shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder, and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(g) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the liquidated damages (if any) on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed.

(h) Certain Adjustments.

(i) Stock Dividends and Stock Splits. If the Company, at any time from and after the Closing Date, while this Note is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company pursuant to this Note), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding after such event. Any adjustment made pursuant to this Section 3(h)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(ii) Issuance of Common Stock Equivalents. If the Company, at any time while this Note is outstanding, issues Common Stock Equivalents to holders of shares of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share (or a conversion price per share) less than the Conversion Price on the date of issuance of such Common Stock Equivalents, the Conversion Price shall be decreased by multiplying the Conversion Price in effect immediately prior to the such date of issuance by a fraction, of which: (A) the numerator shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issuance, plus (y) the total number of shares of Common Stock that the aggregate offering price of the total number of shares of Common Stock offered for subscription or purchase (or the aggregate conversion price of such Convertible Securities) would purchase at the Conversion Price on the date of such issuance; and (B) the denominator shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issuance, plus (y) the number of additional shares of Common Stock offered for subscription or purchase (or into which such Convertible Securities could be converted). For purposes of this Section, the term “Common Stock Equivalents” shall mean means any rights, warrants or options to subscribe for or purchase shares of Common Stock or securities convertible into or exercisable for shares of Common Stock.

(iii) Cash Dividends or Distributions If the Company, at any time while this Note is outstanding, makes a dividend or distribution consisting exclusively of cash to holders of the Common Stock, the Conversion Price shall be decreased by multiplying the Conversion Price in effect on the record date for the determination of shareholders entitled to such distribution by a fraction, of which: (A) the numerator shall be the Conversion Price on such record date less the amount of cash to be distributed per share of Common Stock; and (B) the denominator shall be the Conversion Price on such record date.

(iv) Repurchases If the Company, at any time while this Note is outstanding, makes a payment in respect of a repurchase (including by way of a tender or an exchange offer) of shares of Common Stock the consideration for which exceeds the Conversion Price immediately prior to the announcement of such repurchase, the Conversion Price shall be decreased by multiplying the Conversion Price in effect immediately prior to the announcement of such repurchase by a fraction, of which: (A) the numerator shall be (x) the total number of shares of Common Stock outstanding on the date immediately prior to the announcement of such repurchase multiplied by the Conversion Price as of such date, minus (y) the aggregate consideration paid in connection with such repurchase; and (B) the denominator shall be the number of shares of Common Stock outstanding on the date immediately prior to the announcement of such repurchase, minus the total number of shares of Common Stock repurchased.

(v) Pro Rata Distributions If the Company, at any time while this Note is outstanding, distributes to all holders of Common Stock (and not to the Holders) evidences of its indebtedness, or any other securities or other assets (other than stock dividends described in subsection (i) above, Common Stock Equivalents described in subsection (ii) above and dividends and distributions paid exclusively in cash described in subsection (iii) above) then in each such case the Conversion Price shall be decreased by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Conversion Price determined as of the record date for such distribution, and of which the numerator shall be such Conversion Price on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one (1) outstanding share of the Common Stock as determined by the Board of Directors of the Company in good faith. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(vi) Price Adjustment. From and after the Closing Date and until such time as this Note is no longer outstanding, except for (a) Exempt Issuances, (b) issuances covered by Sections 3(h) of this Note, or (c) an issuance of Common Stock upon exercise or upon conversion of warrants, options or other convertible securities for which an adjustment has already been made pursuant to this Section 3(h) of this Note, if the Company closes on the sale or issuance of Common Stock at a price, or issues Convertible Securities with a conversion price or exercise price per share which is less than the Conversion Price then in effect (such lower sales price, conversion or exercise price, as the case may be, being referred to as the “Lower Price”), the Company shall issue to and each Holder shall receive such number of additional shares of the Common Stock equal to the quotient of such Holder’s Investment Amount divided by the Lower Price less the number of Notes such Investor received on the Closing Date.

(i) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(j) Notice to Holders.

(i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to this Section 3, the Company shall promptly mail to each Holder a notice setting forth the adjustment and setting forth a brief statement of the facts requiring such adjustment. If the Company issues a variable rate security the Company shall be deemed to have issued Common Stock or Common Stock equivalents at the lowest possible conversion or exercise price at which such securities may be converted or exercised.

(ii) Notices of Other Events. If (a) the Company shall declare a dividend (or any other distribution) on the Common Stock; (b) the Company shall declare a redemption of the Common Stock; (c) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (d) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock or any Fundamental Transaction, (e) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be mailed to the Holder of this Note at such Holder’s last addresses as it shall appear upon the stock books of the Company, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification or Fundamental Transaction; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

(iii) Exempt Issuance Notwithstanding anything set forth in this Note, no adjustment in the Conversion Price will be made in respect of an Exempt Issuance. For purposes of this Note, the term “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers, directors of and consultants (other than consultants whose services relate to the raising of funds) of the Company pursuant to any stock or option plan that was or may be adopted by a majority of independent members of the Board of Directors of the Company or a majority of the members of a committee of independent directors established for such purpose, and approved by a majority of the Company’s stockholders; provided that (i) no options are granted at a price which is less than the fair market value on the date of grant and (ii) no more than such number of shares of Common Stock as represents 5% of the then outstanding shares of Common Stock shall be included in the definition of Exempt Issuances; (b) securities upon the exercise of or conversion of any Notes or Warrants and any other options, warrants, convertible debentures or other convertible securities which are outstanding on the date hereof including the Debentures and the November Warrants, and (c) securities issued pursuant to acquisitions, licensing agreements, or other strategic transactions, provided any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business which the Company’s board of directors believes is beneficial to the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities

(k) Fundamental Transaction. If, at any time while this Note is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall assume this Note.

(l) Ownership Limitation
Notwithstanding anything set forth in this Note, the Company shall not effect any conversion of this Note, and a Holder shall not have the right to convert any portion of this Note, to the extent that after giving effect to such issuance after exercise, such Holder (together with such Holder’s affiliates, and any other person or entity acting as a group together with such Holder or any of such Holder’s affiliates), as set forth on the applicable Notice of Conversion, would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) exercise of the remaining, unconverted portion of this Note beneficially owned by such Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its affiliates.  Except as set forth in the preceding sentence, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by a Holder that the Company is not representing to such Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and such Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section applies, the determination of whether this Note is convertible (in relation to other securities owned by such Holder) and of which a portion of this Note is convertible shall be in the sole discretion of a Holder, and the submission of a Notice of Conversion shall be deemed to be each Holder’s determination of whether this Note is convertible (in relation to other securities owned by such Holder) and of which portion of this Note is convertible, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Company’s Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by such Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note. The Beneficial Ownership Limitation provisions of this Section may be waived by such Holder, at the election of such Holder, upon not less than 61 days’ prior notice to the date of the particular Notice of Conversion which would result in the Holder beneficially owning shares of Common Stock in excess of the Beneficial Ownership Limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note.

Article 4.
Put Right

(a) Right to Require Redemption Except as set forth in Section 4(c) hereof, the Holder may elect by written notice to the Company to require the Company to redeem in cash all or a portion of this Note at any time following the occurrence of any of the following events (i) a Change in Control of the Company, (ii) the occurrence and continuance of an Event of Default hereunder and (iii) if any governmental agency in the People’s Republic of China challenges or otherwise takes any action that directly and specifically adversely affects the transactions contemplated by the Securities Purchase Agreement and the Company can no undo such governmental action or otherwise address the material adverse effect to the reasonable satisfaction of the holders of a majority of the then outstanding principal amount of the Notes. For purposes of this Note, the term “Change in Control” means at such time as (i) any person or group (as the term “person” or :group” is used in Section 13(d) of the Securities Exchange Act of 1934, as amended) other than Wubo Cao has become the beneficial owner of 50% or more of the Company’s capital stock having the power to vote for the election of directors under ordinary circumstances (“Voting Stock”), (ii) there shall be consummated any consolidation or merger of the Company (A) in which the Company is not the continuing or surviving corporation or (B) pursuant to which any Voting Stock of the Company would be converted into cash, securities or other property, in each case, other than a consolidation or merger in which the holders of such Voting Stock immediately prior thereto have at least a majority of the Voting Stock, directly or indirectly, of the resulting or surviving corporation immediately after the consolidation or merger, (iii) a sale of all or substantially all of the assets of the Company or (iv) there shall occur the replacement at one time or within a three year period of more than one half of the members of the Company’s Board of Directors which is not approved by a majority of those individuals who are members of the Company’s Board of Directors as of the date hereof (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof).

(b) Redemption Price The redemption price with respect to this Note, if redeemed pursuant to Section 4(a) shall be equal to 100% of outstanding principal amount of this Note plus a yield from the original issue date to the redemption date of 15% per annum plus any accrued any unpaid interest on this Note less any interest including any Default Interest previously paid with respect to this Note; provided, however, that notwithstanding the foregoing, in the event that either the 2008 Make Good Shares or the 2009 Make Good Shares are transferred to the Investors and the Investors do not opt to return such Make Good Shares to the Company, the redemption price with respect to this Note, if redeemed pursuant to Section 4(a) shall be equal to 100% of outstanding principal amount of this Note plus a yield from the original issue date to the redemption date of 10% per annum plus any accrued any unpaid interest on this Note less any interest including any Default Interest previously paid with respect to this Note; and provided, further, however, notwithstanding anything set forth in this Section 4, in the event that both the 2008 Make Good Shares and the 2009 Make Good Shares are transferred to the Investors, the Holder shall have no redemption rights with respect to this Note unless and until the Investors return all such 2008 Make Good Shares and 2009 Make Good Shares to the Shareholder.

Article 5.
Miscellaneous

(a) Transferability. This Note shall not be transferred except in a transaction exempt from registration pursuant to the Securities Act and applicable state securities law. The Company shall treat as the owner of this Note the person shown as the owner on its books and records.

(b) Limited Right of Prepayment. The Company shall have no right to prepay this Note without the prior written consent of the Holder, which consent may be given or withheld by the Holder in its sole discretion. Any prepayment shall be accompanied by interest on this Note to the date of prepayment.

(c) WAIVER OF TRIAL BY JURY. IN ANY LEGAL PROCEEDING TO ENFORCE PAYMENT OF THIS NOTE, THE COMPANY WAIVES TRIAL BY JURY.

(d) WAIVER OF ANY RIGHT OF COUNTERCLAIM. EXCEPT AS PROHIBITED BY LAW, THE COMPANY HEREBY WAIVES ANY RIGHT TO ASSERT ANY CLAIM IT MAY HAVE AGAINST THE HOLDER OF THIS NOTE BY WAY OF A COUNTERCLAIM (OTHER THAN A COMPULSORY COUNTERCLAIM) IN ANY ACTION ON THIS NOTE.

(e) Usury Saving Provision. All payment obligations arising under this Note are subject to the express condition that at no time shall the Company be obligated or required to pay interest at a rate which could subject the Holder of this Note to either civil or criminal liability as a result of being in excess of the maximum rate which the Company is permitted by law to contract or agree to pay. If by the terms of this Note, the Company is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the applicable rate of interest shall be deemed to be immediately reduced to such maximum rate, and interest thus payable shall be computed at such maximum rate, and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of principal.

(f) Notice to Company. Notice to the Company shall be given to the Company at its principal executive offices, presently located at Middle Section, Longmao Street, Area A, Laiyang Waixiangxing Industrial Park, Laiyang City, Yantai, Shandong Province, People’s Republic of China 710075, attention of Mr. Cao, Wubo, Chief Executive Officer, with a copy to Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154, attention of Angela M. Dowd, Esq, or to such other address or person as the Company may, from time to time, advise the holder of this Note, or to the holder of this Note at the address set forth on the Company’s records. Notice shall be given by hand delivery, certified or registered mail, return receipt requested, overnight courier service which provides evidence of delivery, or by telecopier if confirmation of receipt is given or of confirmation of transmission is sent as herein provided.

(g) Governing Law. This Note shall be governed by the laws of the State of New York applicable to agreements executed and to be performed wholly within such state. The Company hereby (i) consents to the exclusive jurisdiction of the United States District Court for the Southern District of New York and Supreme Court of the State of New York in the County of New York in any action relating to or arising out of this Note, (ii) agrees that any process in any such action may be served upon it either (x) by certified or registered mail, return receipt requested, or by an overnight courier service which obtains evidence of delivery, with the same full force and effect as if personally served upon him in New York City or (y) any other manner permitted by law, and (iii) waives any claim that the jurisdiction of any such tribunal is not a convenient forum for any such action and any defense of lack of in personam jurisdiction with respect thereto.

(h) Expenses. In the event that the Holder commences a legal proceeding in order to enforce its rights under this Note, the Company shall pay all reasonable legal fees and expenses incurred by the holder with respect thereto.

IN WITNESS WHEREOF, the Company has executed this Note as of the date and year first aforesaid.

GENESIS PHARMACEUTICALS ENTERPRISES, INC.

By:
Cao Wubo, Chief Executive Officer

The undersigned do hereby agree to the guarantee set forth in Section 2(c) of this Note.

GENESIS JIANGBO (LAIYANG) BIOTECH TECHNOLOGIES CO., LTD.

By:
Name: Cao Wubo
Title: Chief Executive Officer

KARMOYA INTERNATIONAL LTD.

By:
Name: Cao Wubo
Title: Chief Executive Officer

NOTICE OF CONVERSION

[To be Signed Only Upon Conversion
of Part or All of Notes]

Genesis Pharmaceuticals Enterprises, Inc.

The undersigned, the holder of the foregoing Note, hereby surrenders such Note for conversion into shares of Common Stock of Genesis Pharmaceuticals Enterprises, Inc. to the extent of US$ * unpaid principal amount of due on such Note, and requests that the certificates for such shares be issued in the name of ________________, and delivered to ____________________, whose address is ___________________.

Dated:

(Signature)

(Signature must conform in all respects to name of holder as specified on the face of the Note.)

* Insert here the unpaid principal amount of the Note (or, in the case of a partial conversion, the portion thereof as to which the Note is being converted). In the case of a partial conversion, a new Note will be issued and delivered, representing the unconverted portion of the unpaid principal amount of this Note, to or upon the order of the holder surrendering such Note.